EXHIBIT 99.1
PROMISSORY NOTE AMENDMENT
     WHEREAS BROOKFIELD HOMES CORPORATION (the “Borrower”) issued a promissory note dated June 12, 2006, as amended, to TRILON BANCORP (Europe) ZRt, BUDAPEST ZURICH BRANCH (the “Lender”) in an aggregate principal amount not to exceed $350,000,000 (the “Promissory Note”);
     AND WHEREAS the parties wish to further amend the Promissory Note as set forth herein;
     NOW THEREFORE, the Borrower and the Lender agree as follows:
1.	Definitions: Capitalized terms used herein and not defined shall have the respective meanings given to such terms in the Promissory Note.

2.	Principal: Section 1 of the Promissory Note is hereby amended to reduce the maximum aggregate principal amount that the Borrower shall be entitled to drawdown to US$100,000,000.

3.	Maturity: Section 4 of the Promissory Note is hereby amended to extend the Maturity Date to December 31, 2011.

4.	Interest Rate: Section 5 of the Promissory Note is hereby amended to provide that the Borrower, at its option, may elect to designate the portion of the proceeds drawn to bear interest at either thirty (30), sixty (60) or ninety (90) day USD Libor plus 3.50% (the “Interest Rate”).

5.	Covenants: Section 11 of the Promissory Note is hereby amended and restated in its entirety as follows: The Borrower agrees to comply with the following covenants: (a) The Borrower shall maintain a minimum shareholders’ equity of $300 million; and (b) The Borrower shall not exceed a Consolidated Net Debt to Book Capitalization ratio of 70%. Consolidated Net Debt shall be determined by deducting consolidated cash from consolidated project specific and other financing. Book Capitalization is equal to Consolidated Net Debt plus minority interest plus shareholders’ equity.

6.	Promissory Note Remains in Effect: Except as otherwise provided herein, all other terms and conditions of the Promissory Note, as amended, shall remain in force and effect.
          THE PROVISIONS of this Amendment shall be governed by and construed in accordance with the laws of the state of Delaware and the federal laws of the United States applicable therein.
     DATED this 30th day of April, 2009.

BROOKFIELD HOMES CORPORATION
Per:	/s/ CRAIG J. LAURIE
Authorized Signing Officer

TRILON BANCORP (Europe) ZRt, Budapest, Zurich Branch
Per:	/s/ VIKTORIA REDEY
Authorized Signing Officer